EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-239980), as amended, and the Registration Statements on Form S-8 (Nos. 333-179443, 333-204410, 333-224836 and 333-256377) of Biomerica, Inc. (the “Company”) of our report dated August 29, 2022, relating to our audit of the Company’s consolidated financial statements as of May 31, 2022, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2022.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California
August 29, 2022